UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One ) [_] Form 10-K     [_] Form 20-F     [_] Form 11-K  [X] Form 10-Q
             [_]  Form 10-D    [_]  Form N-SAR   [_]  Form N-CSR

                         Commission file number: 1-11601
                         -------------------------------

                       For the Period Ended July 31, 2008
                                            -------------

[_] Transition Report on Form 10-K
[_] Transition Report on Form 20-F
[_] Transition Report on Form 11-K
[_] Transition Report on Form 10-Q
[_] Transition Report on Form N-SAR

    For the Transition Period Ended
                                   ---------------------

Read Instructions (on back page) Before Preparing Form. Please Print or Type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN

If the notification relates to a portion of the filing checked above, identify
the Item(s) to which the notification relates:      N/A
                                              --------------

PART I - REGISTRANT INFORMATION

                                    iDNA, Inc
                          -----------------------------
                            (Full Name of Registrant)

                          -----------------------------
                           (Former Name if Applicable)

                          415 Madison Avenue, 7th Floor
                          -----------------------------
                    (Address of principal executive offices)

                            New York, New York 10017
                          -----------------------------
                           (City, State and Zip Code)

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filled without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; or

[_] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      iDNA, Inc. (the "iDNA") requires additional time for itself (together with its accountants, attorneys and other corporate advisors) to complete, review, revise and finalize the Company's Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2008. The process of compiling and disseminating the information required to be included in the Form 10-Q, as well as the completion of the required review of iDNA's financial information could not be completed without incurring undue hardship and expense. iDNA undertakes to file such Quarterly Report on Form 10-Q no later than five days following the prescribed due date thereof.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Robert V. Cuddihy, Jr.           212            644-1400
      ----------------------           ---            --------
           (Name)                   (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [_] Yes [X] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                   iDNA, Inc.
                                   ----------
                  (Name of Registrant as Specified in Charter)

      has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

      Date   September 15, 2008            By /s/ Robert V. Cuddihy, Jr.
             ------------------               -------------------------------
                                              Chief Financial Officer

      INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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